Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Bonus Biogroup Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, no par value per share	Rule 457(o)(4)	—	—	$20,000,000	(3)(4)	$0.0001531	$3,062
Fees Previously Paid	—	—	—	—	—	—		—	—

	Total Offering Amounts					$20,000,000			$3,062
	Total Fees Previously Paid								—
	Total Fee Offsets								N/A
	Net Fee Due								$3,062

(1)	The ordinary shares, no par value, (the “Ordinary Shares”) of the registrant are represented by American Depositary Shares (“ADSs”), each representing Ordinary Shares. The ADSs issuable upon deposit of Ordinary Shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any share dividend, sub-division, recapitalization or other similar transactions. An unspecified aggregate initial offering price and number of securities of the identified class is being registered and may from time to time be offered at unspecified prices.
(3)	Includes ordinary shares that are issuable upon the exercise of the underwriter’s over-allotment option.
(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.